Audited Financial Statements

                       						      and

                   			  Other Financial Information




                 					   Rogers Inoac Corporation

                					       October 31, 1993

        					   ROGERS INOAC CORPORATION

				       INDEX TO THE FINANCIAL STATEMENTS
				   COVERED BY REPORT OF INDEPENDENT AUDITORS






Financial Statements:
   Report of Independent Auditors
   Balance sheets at October 31, 1993 and 1992
   Statements of income and retained earnings for the years ended October 31, 1993 and 1992 and the eleven months ended October 31, 1991
   Statements of cash flows for the years ended
      October 31, 1993 and 1992 and the eleven months ended October 31, 1991
   Notes to financial statements

                                                             									Schedule
									                                                              number
                                                             									--------

Financial Statement Schedules:
   Valuation and qualifying accounts for the years
      ended October 31, 1993 and 1992 and the eleven
      months ended October 31, 1991                                       VIII
   Short-term borrowings for the years ended October
      31, 1993 and 1992 and the eleven months ended
      October 31, 1991                                                     IX



All other schedules have been omitted, as permitted by the rules and regulations of the Securities and Exchange Commission, as the required information is presented either in the financial statements or the notes thereto, or as the schedule is not applicable.

                 				  Report of Independent Auditors



The Board of Directors and the Shareholders
Rogers Inoac Corporation

We have audited the balance sheets of Rogers Inoac Corporation as of October 31, 1993 and 1992, and the related statements of income and retained earnings and cash flows for each of the two years in the period ended October 31, 1993 and the eleven months ended October 31,1991. Our audits also included the financial statement schedules listed in the accompanying index. These financial statements and schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rogers Inoac Corporation at October 31, 1993 and 1992, and the results of its operations and its cash flows for the each of two years in the period ended October 31, 1993 and the eleven months ended October 31, 1991 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




Tokyo, Japan
December 22, 1993

                				      Rogers Inoac Corporation

	                    				   Balance Sheets

                                              	 						    October 31,
                                         						    1993                 1992
                                                   ---------------------------
                                                        (Thousands of yen)
Assets
Current assets:
  Cash and cash equivalents                        534,356             403,831

  Receivables:
    Trade receivables                                4,385              32,130
    Due from affiliates (Note 4)                   343,101             353,023
                                          					 ------------------------------
						                                             347,486             385,153
    Less allowance for doubtful accounts            (2,000)             (5,713)
                                         						 ------------------------------
						                                             345,486             379,440
  Inventories:
    Merchandise and finished goods                  64,037              44,844
    Work in process                                 48,941              82,915
    Raw materials                                   79,607              98,624
						                                          ------------------------------
                                          						   192,585             226,383
  Deferred income taxes (Note 3)                     7,574              19,766
  Prepaid expenses and other current assets          2,574                 535
                                         						 ------------------------------
Total current assets                             1,082,575           1,029,955

Plant and equipment:
  Buildings and improvements                         9,783               8,803
  Machinery and equipment                          183,920             170,311
  Vehicles                                           4,006               4,006
  Furniture and fixtures                            29,171              25,501
  Construction in progress (Note 8)                 39,571                   0
                                         						 ------------------------------
						                                             266,451             208,621
  Accumulated depreciation                        (140,702)           (109,181)
						                                          ------------------------------
                                          						   125,749              99,440

Other assets                                         1,241               1,148
                                         						 ------------------------------
Total assets                                     1,209,565           1,130,543
                                         						 ==============================

                                                  							   October 31,
						                                              1993                1992
                                          						 -----------------------------
                                          						       (Thousands of yen)


Liabilities and shareholders' equity

Current liabilities:
  Trade payables                                    69,495              80,447
  Due to affiliates (Note 4)                       235,780             260,852
  Income taxes payable (Note 3)                     87,925             138,984
  Accrued expenses and other liabilities            31,305              27,841
                                         						 ------------------------------
Total current liabilities                          424,505             508,124

Shareholders' equity
  Common stock, par value 50,000 yen per share:
    Authorized - 3,200 shares;
    Issued and outstanding - 880 shares             44,000              44,000
  Legal reserve (Note 7)                            11,000              11,000
  Retained earnings (Notes 2 and 7)                730,060             567,419
                                         						 ------------------------------
Total shareholders' equity                         785,060             622,419

Commitments (Note 8)

                                         						 ------------------------------
Total liabilities and shareholders' equity       1,209,565           1,130,543
						                                          ==============================

See notes to financial statements.

                  					Rogers Inoac Corporation

       			     Statements of Income And Retained Earnings

                                                      								   Eleven Months
								                                                             ended
                           				       Year Ended October 31,       October 31,
				                                    1993             1992          1991
                           				     ------------------------------------------
					                                            	(Thousands of yen)

Net sales (Note 4)                   3,568,764        3,590,199      3,013,607
Interest income (Note 4)                16,499           11,037         10,298
Other income                             4,542            9,308          2,689
                           				     ------------------------------------------
                            				     3,589,805        3,610,544      3,026,594

Costs and expenses (Notes 4 and 6):
  Cost of products sold               2,895,112        2,857,145      2,406,264
  Selling, general and administrative
  expenses                              315,057          321,212        267,601
  Interest expense (Note 5)               1,232              101            936
  Other                                       0                5             18
                          				      ------------------------------------------
                            				      3,211,401        3,178,463      2,674,819
                           				      -----------------------------------------
Income before income taxes              378,404          432,081        351,775

Income taxes (Note 3):
  Current                               192,571          242,400        194,220
  Deferred (credit)                      12,192           (7,023)        (2,667)
                           				      ------------------------------------------
                                   					204,763          235,377        191,553
                           				      ------------------------------------------
Net income (Note 2)                     173,641          196,704        160,222

Retained earnings at beginning of
 period (Note 2)                        567,419          384,715        240,493
Cash dividends                          (11,000)         (11,000)       (11,000)
Transfer to legal reserve                    --           (3,000)        (5,000)
                            			      ------------------------------------------
Retained earnings at end of period
 (Notes 2 and 7)                        730,060          567,419        384,715
                           				      ==========================================

Amounts per common share (Note 9):
  Net income                             197.32           223.53         182.07
  Cash dividends                          12.50            12.50          12.50

See notes to financial statements.

                               				Rogers Inoac Corporation

                              				Statements of Cash Flows

                                                     								   Eleven Months
									                                                            ended
                                 				 Year Ended October 31,      October 31,
                                					 1993             1992           1991
                                					----------------------------------------
                                       						   (Thousands of yen)

Operating activities
Net income                              173,641          196,704        160,222
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
  Depreciation and amortization          31,571           30,400         25,035
  Provision for deferred income taxes    12,192           (7,023)        (2,667)
  Changes in operating assets and
    liabilities:
     Receivables                         33,954          (74,946)       (54,665)
     Inventories                         33,798          (12,295)         3,819
     Prepaid expenses and other current
       assets                            (2,039)            (125)         3,324
     Trade payables and due to
       affiliates                       (36,025)          52,273         39,937
     Accrued expenses and other
       liabilities and income taxes
       payable                          (47,594)          25,343         21,086
                                   					----------------------------------------
Net cash provided by operating
 activities                             199,498          210,331        196,091

Investing activities
  Purchases of plant and equipment      (57,829)         (48,360)       (16,306)
  Increase in other assets                 (144)               0           (257)
                                   					----------------------------------------
Net cash used in investing activities   (57,973)         (48,360)       (16,563)

Financing activities
  Repayment of long-term debt                 0           (3,350)       (23,650)
  Dividends paid                        (11,000)         (11,000)       (11,000)
                                   					----------------------------------------
Net cash used in financing activities   (11,000)         (14,350)       (34,650)
                                   					----------------------------------------

Increase in cash and cash equivalents   130,525          147,621        144,878
Cash and cash equivalents at beginning
  of period                             403,831          256,210        111,332
                                   					---------------------------------------
Cash and cash equivalents at end of
  period                                534,356          403,831        256,210
                                   					=======================================

See notes to financial statements.

                 					    Rogers Inoac Corporation

                					  Notes to Financial Statements

					                       	October 31, 1993


1   Significant Account Policies

Basis of Financial Statements

The Company was incorporated under the Commercial Code of Japan in January 1984, and is owned 50% by Rogers Corporation (a U.S. corporation) and 50% by Inoac Corporation (a Japanese corporation). Until 1990, the Company's fiscal year end for the purpose of the Commercial Code of Japan was December 31 and for the purpose of reporting to Rogers Corporation was November 30. In 1991, the fiscal year end was changed to October 31 for both reporting purposes.

The Company maintains its official accounting records and prepares its financial statements for domestic purposes in yen in accordance with Japanese accounting practices. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States and differ from those issued for domestic purposes in Japan. Accordingly, the financial statements reflect adjustments not recorded in the Company's official accounting records. These adjustments are explained in Note 2 to the financial statements.


Cash and Cash Equivalents

For the purpose of the statements of cash flow, the Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.


Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market.


Plant and Equipment

Plant and equipment is stated on the basis of cost. Depreciation is computed by the declining-balance method over the estimated useful lives of the respective assets.

            					    Rogers Inoac Corporation

Income Taxes

The Company computes and records current income taxes payable based upon its determination of taxable income which is different from pretax accounting income. The differences relate principally to the adjustments required to conform the accompanying financial statements to accounting principles generally accepted in the United States. Deferred income taxes arising from temporary differences are not recognized in the official accounting records; however, they are included in the adjustments explained in Note 2 to the financial statements.

The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in the year ended October 31, 1993. The effect of this change on net income in the years presented is not material.



2   Adjustments Not Reflected in the Official Accounting Records

The following adjustments, not reflected in the official accounting records, have been made to conform the Company's Japanese yen-based financial statements to accounting principles generally accepted in the United States (U.S. GAAP):

                      					             Retained                                         Retained
                            				       earnings at                      Net income        earnings
                                   					beginning       Appropria-        for the        at end of
                                   					of period         tions           period         period
                                  					---------------------------------------------------------
                                       						     (Thousands of Yen)

Year ended October 31, 1993:

As recorded in the official
  accounting records                    465,035          16,000          160,786         609,821
Japanese GAAP adjustments:
  Income tax provision                   98,000               0           19,000         117,000
                                    			---------------------------------------------------------
Per Japanese GAAP                       563,035          16,000          179,786         726,821

U.S. GAAP adjustments:
  Accrued compensated
    absences                            (10,382)              0           (1,933)        (12,315)
  Accrued directors'
    bonuses                             (5,000)          (5,000)          (5,000)         (5,000)
  Prepaid expenses                           0                0           12,980          12,980
  Deferred income taxes                 19,766                0          (12,192)          7,574
                             			       ----------------------------------------------------------
                                   					 4,384           (5,000)          (6,145)          3,239
                            				       ----------------------------------------------------------
As adjusted to U.S. GAAP               567,419           11,000          173,641         730,060
                            				       ==========================================================


                 					    Rogers Inoac Corporation

	           			    Notes to Financial Statements (continued)

3   Income Taxes

Income taxes include corporation, enterprise, and inhabitants' taxes which, in the aggregate, resulted in a statutory tax rate of approximately
52.3% for 1993, 1992 and 1991. The Company made income tax payments of 243,630 thousand yen, 209,855 thousand yen and 176,174 thousand yen during 1993, 1992 and 1991, respectively.

For the years ended October 31, 1993 and 1992 and the eleven months ended October 31, 1991, the differences between the statutory income tax rate and the effective tax rates are reconciled as follows:

								                                                             	Eleven
								                                                           months ended
                           				      Year ended October 31,         October 31,
                            				       1993            1992             1991
                          				      ------------------------------------------
                                         						 (Thousands of yen)

Statutory income tax rate              52.3%           52.3%            52.3%
Tax effect of:
  Expenses not deductible for
    tax purposes                        1.0             0.9              1.3
Other                                   0.8             1.3              0.9
                          				      ------------------------------------------
PEffective tax rates                   54.1%           54.5%            54.5%
                          				      =========================================


Net deferred tax assets and liabilities as of October 31, 1993 and 1992 were as follows:

                                                							 1993           1992
                                         						      -------------------------
                                                 							 (Thousands of yen)

      Deferred tax assets                               14,363         19,766
      Deferred tax liabilities                          (6,789)             0
                                         						       ------------------------
                                                 							 7,574         19,766
                                         						       ========================

Temporary differences at October 31, 1993 and 1992 mainly consisted of accrued expenses that gave rise to deferred tax assets, and prepaid expenses that gave rise to deferred tax liabilities. The total tax effect of these temporary differences is recognized in the statements of income and retained earnings.

           					    Rogers Inoac Corporation

4   Transactions with Affiliates

A substantial portion of the Company's business is conducted through its Japanese parent, Inoac Corporation ("Inoac") and its subsidiaries, which purchase the Company's products for resale. Inoac also provided certain services to the Company for which it charged a management service fee.

Balances due from and due to affiliates at October 31, 1993 and 1992, and transactions with affiliates for the years ended October 31, 1993 and 1992 and the eleven months ended October 31, 1991 are as follows:

                                                  							   October 31,
                                           						       1993          1992
                                          						    --------------------------
                                                 							(Thousands of yen)


Due from:
  Inoac and its subsidiaries and
    affiliates                                        343,101         353,023
                                           						    ==========================

Due to:
  Inoac and its subsidiaries and
    affiliates                                        234,122         260,213
  Rogers Corporation                                    1,658             639
	                                           					     -------------------------
                                          						      235,780         260,852
                                            					     =========================

                                                        								       Eleven
                                                      								    months ended
                           				      Year ended October 31,         October 31,
                           				       1993            1992             1991
                           				     -------------------------------------------
                                          						(Thousands of yen)

Inoac and its subsidiaries and
 affiliates:
  Sales to                           3,450,295       3,517,731        2,998,288
  Purchases from                     1,423,172       1,419,962        1,096,223
  Management service fee                53,591          59,993           47,103
  Plant and office rent                 49,501          47,736           43,758
  Purchases of equipment                 5,611               0            3,500
  Subcontractors' fee                  352,746         423,080          305,656

Rogers Corporation:
  Commission income                        819           4,113            2,265
  Sales commission                       7,340           9,496           11,464
  Interest income                        7,079               0                0

                   					    Rogers Inoac Corporation

            				    Notes to Financial Statements (continued)


5   Interest Paid

Interest paid for the year ended October 31, 1993 and 1992 and the eleven months ended October 31, 1991 amounted to 1,232 thousand yen, 101 thousand yen and 936 thousand yen, respectively.


6   Pension Cost

All employees of the Company are seconded from its Japanese parent, Inoac, and are covered by Inoac's pension plan and Inoac bears the ultimate pension obligation for these employees. The Company reimburses Inoac for the current pension cost for these employees. Amounts charged to the Company by Inoac for its pension plan for the years ended October 31, 1993 and 1992, and the eleven months ended October 31, 1991 amounted to 5,050 thousand yen, 5,076 thousand yen and 4,263 thousand yen, respectively.

A director of the Company, who is also a director of Inoac, is not covered by the pension plan. Payments of termination benefits to the directors are at the discretion of the shareholders of the Company and are not determinable in advance of a resolution by the shareholders covering such payments. Consequently, no provision for the directors' termination benefits has been included in the accompanying financial statements.


7   Retained Earnings and Legal Reserve

The amount of retained earnings available for distribution to the shareholders is based on the financial statements prepared under the Commercial Code of Japan. The Commercial Code of Japan provides that a legal reserve be appropriated until such reserve equals 25% of stated capital (common stock). The legal reserve is not available for dividends, but may be used to reduce a deficit by resolution of the shareholders or may be capitalized by resolution of the Board of Directors. The amount of unrestricted retained earnings available at October 31, 1993 for dividends was approximately 609,821 thousand yen.

                  					    Rogers Inoac Corporation

            				    Notes to Financial Statements (Continued)


8   Commitments

The Company leases certain equipment under leases which are noncancelable. Future minimum payments, by year and in the aggregate, for equipment under noncancelable operating leases with terms of one year or more consisted of the following at October 31, 1993:


                           					       Thousands of yen
                           					       ----------------
	       1994                                  2,306
	       1995                                    868
	       1996                                    474
	       1997                                     63
                                  						  -----------
                                   						     3,711
                                  						  ===========

For the year ended October 31, 1993 and 1992 and the eleven months ended October 31, 1991, total rental expense for all operating leases amounted to 53,865 thousand yen, 53,715 thousand yen and 55,282 thousand yen, respectively.

Under its capital expenditure program, the Company has estimated that a total expenditure of 314,500 thousand yen, of which 39,571 thousand yen was expended as of October 31, 1993, will be required for a new plant facility which will be completed by the end of January 1994.


9   Amounts per Share

The computation of net income per share is based on the weighted average number of shares (880 shares) of common stock outstanding during each period.

Cash dividends per share represent the cash dividends proposed by the Board of Directors as applicable to the respective periods.


SCHEDULE VIII

VALUATION AND QUALIFYING ACCOUNTS

ROGERS INOAC CORPORATION



                                          						    Additions
                                               --------------------
                            				  Balance at   Charged to  Charged                 Balance
                            				 beginning of  costs and   to other                at end
      Description                   period     expenses    accounts  Deductions   of period
- -------------------------------  ------------  ----------  --------  ----------   ---------
							    (Yen)
Year ended October 31, 1993:
 Deducted from asset accounts:
 Allowance for doubtful accounts   5,713,994           0         0    3,713,994   2,000,000

Year ended October 31, 1992:
  Deducted from asset accounts:
  Allowance for doubtful accounts  3,719,716   1,994,278         0            0   5,713,994

Eleven months ended October 31,
 1991:
  Deducted from asset accounts:
  Allowance for doubtful accounts  1,200,000   2,519,716         0            0   3,719,716



SCHEDULE IX

SHORT-TERM BORROWINGS

ROGERS INOAC CORPORATION

                                                               									     Average amount   Weighted
                            				 Balance at   Weighted     Maximum amount     outstanding   average interest
    Category of Aggregate          end of     average     outstanding during   during the   rate during the
    short-term borrowings          period   interest rate    the period        period <F2>    period <F3>
- -------------------------------- ---------  ------------- ------------------ -------------- ----------------
                                                   							       (Yen)
Year ended October 31, 1993:
  Overdraft from bank <F1>           0         4.389%         80,000,000        26,666,667     4.618%

Year ended October 31, 1992 <F4>

Eleven months ended October 31,
 1991 <F4>


<F1>  Notes payable to bank represent borrowings under line-of-credit arrangements which have no termination date but are reviewed annually for renewal.

<F2>  The average amount outstanding during the period was computed by dividing the total of the month-end outstanding principal balances by 12.

<F3>  The weighted average interest rate during the period was computed by dividing the actual interest expense by the monthly average short-term debt outstanding during the period.

<F4>  There were no short-term borrowings outstanding during the periods ended October 31, 1991 and 1992.

                              				     F-76